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                                                                       Exhibit 4



                           [letterhead of GeoScience]


                                November 1, 1999


Dear Stockholder:

         I am pleased to inform you that on October 23, 1999, GeoScience Corporation ("GeoScience") entered into a merger agreement with Compagnie Generale de Geophysique ("CGG" or the "Parent") and one of its subsidiaries that provides for the acquisition of GeoScience by CGG. Under the terms of the merger agreement, a subsidiary of CGG has commenced a tender offer for all outstanding shares of GeoScience common stock at $6.71 per share.

         YOUR BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE GEOSCIENCE STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS OF GEOSCIENCE ACCEPT THE OFFER AND TENDER THEIR SHARES OF GEOSCIENCE COMMON STOCK IN THE TENDER OFFER.

         In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors. These factors included, among other things, the opinion dated October 22, 1999 of Morgan Keegan & Company, Inc., financial advisor to GeoScience, that, as of such date, the consideration to be received by the GeoScience stockholders pursuant to the offer and the merger was fair to stockholders of GeoScience.

         Attached to this letter is a copy of GeoScience's
Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is the Offer to Purchase of CGG, together with related materials. These documents set forth the terms and conditions of the offer and other important information. We encourage you to read the enclosed materials carefully.

         On behalf of myself, the other members of management and the directors of GeoScience, I want to thank you for the support you have given to our company.

                                          Sincerely,

                                          /s/ J. Michael Camp

                                          J. Michael Camp
                                          CHAIRMAN OF THE BOARD